                                                                   Exhibit 10.50

NABI
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                                           5800 PARK OF COMMERCE BOULEVARD, N.W.
                                                            BOCA RATON, FL 33487

                          EFFECTIVE AS OF APRIL 1, 2001

Mr. Mark L. Smith
21839 Marigot Drive
Boca Raton, FL 33428

Dear Mark:

         The Board of Directors of Nabi (the "Corporation") and the Compensation Committee (the "Committee") of the Board have determined that it is in the best interests of the Corporation and its shareholders for the Corporation to agree, as provided herein, to pay you termination compensation in the event you should leave the employ of the Corporation under the circumstances described below.

         The Board and the Committee recognize that the continuing possibility of a sale or change of control of the Corporation is unsettling to you and other key employees of the Corporation. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation by diminishing the inevitable distraction to you from the personal uncertainties and risks created by a pending sale or change of control of the Corporation. In particular, the Board and the Committee believe it important, should the Corporation receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate, including being available to assist in any transition should there be a sale or change of control of the Corporation. The Board and the Committee also wish to demonstrate to executives of the Corporation that the Corporation is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

         1. In view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation will pay you as termination compensation a lump sum amount, determined as provided below, in the event that (a) within six months after a Change of Control of the Corporation you terminate your employment with the Corporation for Good Reason, (b) within twelve months after a Change of Control of the Corporation your employment with the Corporation is terminated by the Corporation for any reason, or (c) within the period beginning on the sixth monthly anniversary of a Change of Control of the Corporation and ending on the twelfth monthly anniversary thereof, you terminate your employment with the Corporation for any reason (including, without limitation, death or disability). The lump sum compensation so payable (hereinafter referred to as the "Lump Sum Amount") shall be an amount equal to one and one-half times the sum of (a) the higher of (i) your current annual base salary or (ii) your base salary immediately prior to the Change of

Control plus (b) your average Bonuses for the three most recently-ended fiscal years prior to the Change of Control. The Lump Sum Amount shall be paid to you within five days after the date of termination of your employment (hereinafter referred to as the "Termination Date").

         2. In addition, in the event your employment with the Corporation terminates under circumstances entitling you to receive the Lump Sum Amount:

                  (a) Any compensation and other amounts previously deferred by you, together with accrued interest thereon, if any, to which you are entitled, and any accrued vacation pay and accrued paid leave bank amounts not yet paid by the Corporation, shall be paid to you within five days of such termination.

                  (b) All other amounts accrued or earned by you through the date of such termination and amounts otherwise owing under the Corporation's plans and policies shall be paid to you within five days of such termination.

                  (c) The Corporation shall maintain in full force and effect, for the continued benefit of you and/or your family for eighteen months after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance plans and car allowance programs) in which you were entitled to participate immediately prior to the Change of Control, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Corporation shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.

                  (d) All outstanding stock options which you hold shall vest immediately upon a Change of Control and shall be exercisable for (i) the remainder of the option term(s) or (ii) a period of five years from the Termination Date, whichever is shorter.

                  (e) The Corporation shall pay up to $25,000 for outplacement services provided to you by an organization selected by you.

                  (f) You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Termination Date, or otherwise. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which it may have against you or others.

                  3. Any termination by you for Good Reason shall be communicated by a written notice given within 120 days of your having actual notice of the events giving rise to a right to terminate for Good Reason and which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason and
(ii), if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice). Your failure to set forth in the notice of termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of yours hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

         4.  For purposes of this Agreement:

                  (a) "Bonus" means bonus or incentive compensation paid or payable by the Corporation to you pursuant to plans which the Corporation now maintains or has maintained including, but not limited to, signing bonuses. If your Bonus for a fiscal year has been pro rated because you were not employed by the Corporation for the entire fiscal year, the pro ration shall be ignored and you shall be deemed to have received the entire Bonus for the year.

                  (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (c) A "Change of Control" shall be deemed to have taken place if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; (ii) the shareholders of the Corporation shall have approved (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities or (B) a liquidation or dissolution of the Corporation; or (iii) as the result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested solicitation of proxies or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or of any parent of or successor to the Corporation immediately after the Transaction occurs.

                  (d) "Good Reason" means:

                           (i) The assignment to you of any duties inconsistent
                  in any material adverse respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the date of the Change of Control, or any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice from you;

                           (ii) Any reduction of your base salary or the failure
                  by the Corporation to provide you with an incentive compensation program, welfare benefits, retirement benefits and other benefits which in the aggregate are no less favorable than the benefits to which you were entitled prior to the Change of Control;

                           (iii) The Corporation's requiring you to be based at
                  any office or location more than 15 miles from that location at which you are employed on the date of the Change of Control, except for travel reasonably required in the performance of your responsibilities;

                           (iv) Any action taken or suffered by the Corporation
                  as of or following the Change of Control (such as, without limitation, transfer or encumbrance of assets or incurring of indebtedness) which materially impairs the ability of the Corporation to make any payments due or which may become due to you under this Agreement; or

                           (v) any failure by the Corporation to obtain the
                  assumption and agreement to perform this Agreement by a successor as contemplated by Section 10.

         5.(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the date your employment with the Corporation terminates, or such earlier time as is requested by the Corporation. If the Accounting Firm determines that no Excise Tax is payable to you, it shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 5(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to you or for your benefit.

         (c) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (i) give the Corporation any information reasonably requested by the Corporation relating to such a claim,

                  (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with regard to such claim by an attorney reasonably selected by the Corporation,

                  (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

                  (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for an Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 5(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations related to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 5(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 5(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 5(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         6. Anything in this Agreement to the contrary notwithstanding, if your employment with the Corporation is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by you that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred the date immediately prior to the date of such termination.

         7. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor or assign of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there by no such designee, to your estate.

         8. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in your case, to the address set forth on the first page of this Agreement and, in the Corporation's case, to the address of its principal office (all notices to the Corporation to be directed to the attention of the President of the Corporation with a copy to the Secretary of the Corporation) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws.

         10. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation and for which you may qualify, nor shall anything herein limit or otherwise prejudice such rights as you may have under any other agreements with the Corporation. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of the Corporation at or subsequent to any Change of Control shall be payable in accordance with such plan or program. To the extent the terms of any other agreements you may have with the Corporation are inconsistent with this Agreement, the terms of this Agreement shall control.

         12. If you assert any claim in any contest (whether initiated by you or by the Corporation) as to the validity, enforceability or interpretation of any provision of this Agreement, the Corporation shall pay your legal expenses (or cause such expenses to be paid), including, without limitation, your reasonable attorneys' fees, on a quarterly basis, upon presentation of proof of such expenses in a form reasonably acceptable to the Corporation, provided that you shall reimburse the Corporation for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that you did not have a good faith and reasonable basis to believe that you would prevail as to at least one material issue presented to such court.

         13. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement under seal between you and the Corporation.

                                       Very truly yours,


                                       NABI


                                       By /s/ THOMAS H. McLAIN
                                          --------------------------------------
                                          Name: Thomas H. McLain
                                          Title: Executive Vice President and
                                                 Chief Operating Officer

Agreed:

/s/ MARK L. SMITH
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Name: Mark L. Smith